EXHIBIT 99.1

PETROLEUM DEVELOPMENT CORPORATION

1999 INCENTIVE STOCK OPTION AND

NON-QUALIFIED STOCK OPTION PLAN

PURPOSE

This PETROLEUM DEVELOPMENT CORPORATION 1999 INCENTIVE STOCK OPTION AND NONQUALIFIED STOCK OPTION PLAN is intended to provide a means whereby PETROLEUM DEVELOPMENT CORPORATION may, through the grant of Options to purchase Common Stock of the Company to Key Employees, attract and retain such Key Employees and motivate such Key Employees to exercise their best efforts on behalf of the Company and of any Related Corporation.

SECTION 1 - DEFINITIONS

As used in the Plan the following words and terms shall have the meaning hereinafter set forth unless the context clearly indicates otherwise:

(a) Board. The term "Board" shall mean the Board of Directors of the Company.

(b) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

(c) Committee. The term "Committee" shall mean the Company's Stock Option Committee which shall consist of not less than two (2) directors of the Company and who shall be appointed by, and shall serve at the pleasure of, the Board. Each member of such Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. The Committee shall be subject to the following additional rules:

(1) Each member of the Committee shall be an "outside director" within the meaning of Treas. Reg. paragraph 1.162-27(e)(3) or any successor thereto.

(2) Each member of the Committee shall be a Non-Employee Director.

(d) Common Stock. The term "Common Stock" shall mean the common stock of the Company, par value $.01 per share.

(e) Company. The term "Company" shall mean PETROLEUM DEVELOPMENT CORPORATION.

(f) Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(g) Fair Market Value. The term "Fair Market Value" shall mean the fair market value of the optioned shares of Common Stock arrived at by a good faith determination of the Committee and shall be, on any date on which "Fair Market Value" is to be determined, the closing price of the Common Stock, as reported in The Wall Street Journal (or if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System), or if the Common Stock is not reported by NASDAQ, the "Fair Market Value" shall be determined by the Committee in accordance with the provisions of section 422 of the Code.

(h) Incentive Stock Option. The term "Incentive Stock Option" ("ISO") shall mean an option which, at the time such option is granted under the Plan, qualifies as an ISO within the meaning of section 422 of the Code and is designated as an ISO in the Option Agreement.

(i) Key Employees. The term "Key Employees" shall mean officers and other key employees of the Company or of a Related Corporation.

(j) Non-Employee Director. The term "Non-Employee Director" shall mean a director who:

(1) Is not currently an officer (as defined in 17 CFR 240.16a-l(f)) of, or otherwise currently employed by, the Company or a parent or subsidiary of the Company within the meaning of 17 CFR 240.16b-3(b)(3),

(2) Does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company within the meaning of 17 CFR 240.16b-3(b)(3) for services rendered as a consultant or in any other capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required under 17 CFR 229.404(a),

(3) Does not possess an interest in any other transaction for which disclosure would be required pursuant to 17 CFR 229.404(a), and

(4) Is not engaged in a business relationship for which disclosure would be required pursuant to 17 CFR 229.404(b).

(k) Non-Qualified Stock Option. The term "Non-Qualified Stock Option" ("NQSO") shall mean an option which, at the time such option is granted, does not qualify as an ISO, and/or is designated as an NQSO in the Option Agreement.

(l) Optionee. The term "Optionee" shall mean a Key Employee to whom an Option has been granted.

(m) Options. The term "Options" shall mean Incentive Stock Options and Non-Qualified Stock Options.

(n) Option Agreement. The term "Option Agreement" shall mean a written document evidencing the grant of an Option, as described in Section 8.

(o) Plan. The term "Plan" shall mean the PETROLEUM DEVELOPMENT CORPORATION 1999 INCENTIVE STOCK OPTION AND NON-QUALIFIED STOCK OPTION PLAN, as set forth herein and as amended from time to time.

(p) Related Corporation. The term "Related Corporation" shall mean either a corporate subsidiary of the Company, as defined in section 424(f) of the Code, or the corporate parent of the Company, as defined in section 424(e) of the Code.

Notwithstanding Sections l(h) and (k), if the Option is not designated in the Option Agreement as an ISO or NQSO, the Option shall constitute an ISO if it complies with the terms of section 422 of the Code, and otherwise, it shall constitute an NQSO.

SECTION 2 - ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have full authority, subject to the terms of the Plan, to select the Key Employees to be granted ISOs and/or NQSOs under the Plan, to grant Options on behalf of the Company and to set the date of grant and the other terms of such Options. The Committee may correct any defect, supply any omission and reconcile any inconsistency in this Plan and in any Option granted hereunder in the manner and to the extent it shall deem desirable. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its shareholders and all employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

SECTION 3 - ELIGIBILITY

The class of employees who shall be eligible to receive Options under the Plan shall be the Key Employees (including any directors who also are full-time officers of the Company and/or of a Related Corporation). More than one Option may be granted to a Key Employee under the Plan.

SECTION 4 - STOCK

Options may be granted under the Plan to purchase up to a maximum of five hundred thousand (500,000) shares of the Company's Common Stock, subject to adjustment as hereinafter provided; provided, however, that no Key Employee shall receive Options for more than one hundred thousand (100,000) shares of the Company's Common Stock over anyone (1) year period. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

If any Option granted under the Plan expires or otherwise terminates for any reason whatever (including, without limitation, the Key Employee's surrender thereof) without having been exercised, the shares subject to the unexercised portion of such Option shall continue to be available for the granting of Options under the Plan as fully as if such shares had never been subject to an Option; provided, however, that (a) if an Option is cancelled, the cancelled Option is counted against the maximum number of shares for which Options may be granted to an employee, and (b) if the Option price is reduced after the date of grant, the transaction is treated as a cancellation of an Option and the grant of a new Option for purposes of counting the maximum number of shares for which Options may be granted to a Key Employee.

SECTION 5 - GRANTING OF OPTIONS

From time to time until the expiration or earlier suspension or discontinuance of the Plan, the Committee may, on behalf of the Company, grant to Key Employees under the Plan such Options as it determines are warranted; provided, however, that grants of ISOs and NQSOs shall be separate and not in tandem. The granting of an Option under the Plan shall not be deemed either to entitle the Key Employee to, or to disqualify the Key Employee from, any participation in any other grant of Options under the Plan. In making any determination as to whether a Key Employee shall be granted an Option and as to the number of shares to be covered by such Option, the Committee shall take into account the duties of the Key Employee, his or her present and potential contributions to the success of the Company or a Related Corporation, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan. Moreover, the Committee may provide in the Option that said Option may be exercised only if certain conditions, as determined by the Committee, are fulfilled.

SECTION 6 - ANNUAL LIMIT

(a) ISO's. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under this Plan and any other ISO plan of the Company or a Related Corporation) shall not exceed one hundred thousand dollars ($100,000).

(b) NQSOs. The annual limit set forth above for ISOs shall not apply to NQSOs.

SECTION 7 - TERMS AND CONDITIONS OF OPTIONS

The Options granted pursuant to the Plan shall expressly specify whether they are ISOs or NQSOs; however, if the Option is not designated in the Option Agreement as an ISO or NQSO, the Option shall constitute an ISO if it complies with the terms of section 422 of the Code, and otherwise, it shall constitute an NQSO. In addition, the Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions, as well as such other provisions not inconsistent with the provisions of this Plan and, for ISOs granted under this Plan, the provisions of section 422(b) of the Code, as the Committee shall deem desirable:

(a) Number of Shares. A statement of the number of shares to which the Option pertains.

(b) Price. A statement of the Option price which shall not be less than the higher of one hundred percent (100%) (one hundred ten percent (110%) in the case of more than ten percent (10%) shareholders as discussed in (j) below) of the Fair Market Value of the optioned shares of Common Stock, or the par value thereof, on the date the Option is granted.

(c) Term.

(1) ISOs. Subject to earlier termination as provided in Subsections (e), (f) and (g) below and in Section 9 hereof, the term of each ISO shall be not more than ten (10) years (five (5) years in the case of more than ten percent (10%) shareholders as discussed in (j) below) from the date of grant.

(2) NQSOs. Subject to earlier termination as provided in Subsections (e), (f) and (g) below and in Section 9 hereof, the term of each NQSO shall be not more than ten (10) years from the date of grant.

(d) Exercise.

(1) General. Options shall be exercisable in such installments and on such dates, not less than six (6) months from the date of grant, as the Committee may specify, provided that:

(A) In the case of new Options granted to a Key Employee in replacement for options (whether granted under the Plan or otherwise) held by the Key Employee, the new Options may be made exercisable, if so determined by the Committee, in its discretion, at the earliest date the replaced options were exercisable, but not earlier than six (6) months from the date of grant of the new Options; and

(B) The Committee may accelerate the exercise date of any outstanding Options (including, without limitation, the six (6) month exercise date referred to in (A) above), in its discretion, if it deems such acceleration to be desirable.

Any Option shares, the right to the purchase of which has accrued, may be purchased at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part, from time to time by giving written notice of exercise to the Company at its principal office, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate Option price for such shares. Only full shares shall be issued under the Plan, and any fractional share, which might otherwise be issuable upon exercise of an Option granted hereunder, shall be forfeited.

(2) Manner of Payment. The Option price shall be payable:

(A) In cash or its equivalent;

(B) If the Committee, in its discretion, so provides in the Option Agreement (as hereinafter defined) or, in the case of Options which are not ISOs, if the Committee, in its discretion, so determines at or prior to the time of exercise, in whole or in part, in Company Common Stock previously acquired by the Key Employee, provided that if such shares of Common Stock were acquired through the exercise of an ISO and are used to pay the Option price of an ISO, such shares have been held by the Key Employee for a period of not less than the holding period described in section 422(a)(1) of the Code on the date of exercise, or if such shares of Common Stock were acquired through exercise of an NQSO or of an option under a similar plan or through exercise of an ISO and are used to pay the Option price of an NQSO, such shares have been held by the Key Employee for a period of more than one (1) year on the date of exercise;

(C) If the Committee, in its discretion, so provides in the Option Agreement or, in the case of Options which are not ISOs, if the Committee, in its discretion, so determines at or prior to the time of exercise, in any combination of (A) and (B) above.

In the event such Option price is paid, in whole or in part, with shares of Common Stock, the portion of the Option price so paid shall be equal to the Fair Market Value on the date of exercise of the Option, of the Common Stock surrendered in payment of such Option price.

(e) Termination of Employment. If a Key Employee's employment by the Company (and Related Corporations) is terminated by either party prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of:

(1) The expiration date specified in such Option; or

(2) Three (3) months after the date of such termination of employment.

(f) Exercise upon Disability of Key Employee. If a Key Employee shall become disabled (within the meaning of section 22(e)(3) of the Code) during his or her employment and, prior to the expiration date fixed for his or her Option, his or her employment is terminated as a consequence of such disability, such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of:

(1) The expiration date specified in such Option; or

(2) One (1) year after the date of such termination of employment. In the event of the Key Employee's legal disability, such Option may be so exercised by the Key Employee's legal representative.

(g) Exercise upon Death of Key Employee. If a Key Employee shall die during his or her employment, and prior to the expiration date fixed for his or her Option, or if a Key Employee whose employment is terminated for any reason, shall die following his or her termination of employment but prior to the earliest of:

(1) The expiration date fixed for his or her Option;

(2) The expiration of the period determined under Subsections (e) and (f) above; or

(3) In the case of an ISO, three (3) months following termination of employment, such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, by the Key Employee's estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Key Employee, at any time prior to the earlier of:

(A) The expiration date specified in such Option; or

(B) An accelerated termination date determined by the committee, in its discretion except that, subject to Section 9 hereof, such accelerated termination date shall not be earlier than one (1) year, nor later than three (3) years after the date of death.

(h) Non-Transferability.

(1) ISOs. No ISO shall be assignable or transferable by the Key Employee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Key Employee, the ISO shall be exercisable only by him or by his or her guardian or legal representative. If the Key Employee is married at the time of exercise and if the Key Employee so requests at the time of exercise, the certificate or certificates shall be registered in the name of the Key Employee and the Key Employee's spouse, jointly, with right of survivorship.

(2) NQSOs. Except as otherwise provided in any Option Agreement, no NQSO shall be assignable or transferable by the Key Employee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Key Employee, the NQSO shall be exercisable only by him or by his or her guardian or legal representative. If the Key Employee is married at the time of exercise and if the Key Employee so requests at the time of exercise, the certificate or certificates shall be registered in the name of the Key Employee and the Key Employee's spouse, jointly, with right of survivorship.

(i) Rights as a Shareholder. A Key Employee shall have no rights as a shareholder with respect to any shares covered by his or her Option until the issuance of a stock certificate to him or her for such shares.

(j) Ten Percent Shareholder. If the Key Employee owns more than ten percent (10%) of the total combined voting power of all shares of stock of the Company or of a Related Corporation at the time an ISO is granted to such Key Employee, the Option price for the ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of the optioned shares of Common Stock on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five (5) years from the date the ISO is granted. The conditions set forth in this Subsection (j) shall not apply to NQSOs.

(k) Listing and Registration of Shares. Each Option shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, or that action by the Company or by the Key Employee should be taken in order to obtain an exemption from any such requirement, no such Option may be exercised, in whole or in part, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee. Without limiting the generality of the foregoing, each Key Employee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased upon exercise of an Option are being purchased for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

SECTION 8 - OPTION AGREEMENTS - OTHER PROVISIONS

Options granted under the Plan shall be evidenced by Option Agreements in such form as the Committee shall, from time to time, approve, which Option Agreements shall contain such provisions, not inconsistent with the provisions of the Plan for NQSOs granted pursuant to the Plan, and such conditions, not inconsistent with section 422(b) of the Code or the provisions of the Plan for ISOs granted pursuant to the Plan, as the Committee shall deem advisable, and which Option Agreements shall specify whether the Option is an ISO or NQSO; provided, however, if the Option is not designated in the Option Agreement as an ISO or NQSO, the Option shall constitute an ISO if it complies with the terms of section 422 of the Code, and otherwise, it shall constitute an NQSO. Each Key Employee shall enter into, and be bound by, such Option Agreement.

SECTION 9 - CAPITAL ADJUSTMENTS

The number of shares which may be issued under the Plan, and the maximum number of shares with respect to which options may be granted during a specified period to any Key Employee under the Plan, as stated in Section 4 hereof, and the number of shares issuable upon exercise of outstanding Options under the Plan (as well as the Option price per share under such outstanding Options), shall, subject to the provisions of section 424(a) of the Code, be adjusted to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

In the event of a corporate transaction (as that term is described in section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Option shall be assumed by the surviving or successor corporation or by a parent or subsidiary of such corporation if such corporation is the employer corporation (as provided in section 424(a) of the Code and the regulations thereunder); provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Options if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options, the Committee shall give each Key Employee holding an Option to be terminated not less than seven (7) days' notice prior to any such termination by reason of such a corporate transaction, and any such Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding such termination. Further, as provided in Section 7(d) hereof the Committee, in its discretion, may accelerate, in whole or in part, the date on which any or all Options become exercisable.

The Committee also may, in its discretion, change the terms of any outstanding Option to reflect any such corporate transaction, provided that, in the case of ISOs, such change is excluded from the definition of a "modification" under section 424(h) of the Code.

SECTION 10 - AMENDMENT OR DISCONTINUANCE OF THE PLAN

(a) General. The Board from time to time may suspend or discontinue the Plan or amend it in any respect whatsoever, except that the following amendments shall require shareholder approval (given in the manner set forth in Section l0(b) below):

(1) With respect to Options, any amendment which would:

(A) Materially increase the benefits accruing to directors and officers, within the meaning of 17 CFR paragraph 240.16a-I(t) (hereinafter referred to as "Officers"), under the Plan;

(B) Materially increase the number of shares of Common Stock which may be issued to directors and Officers under the Plan; or

(C) Materially modify the requirements as to eligibility for directors and Officers to participate in the Plan;

(2) With respect to ISOs, any amendment which would:

(A) Change the class of employees eligible to participate in the Plan;

(B) Except as permitted under Section 9 hereof, increase the maximum number of shares of Common Stock with respect to which ISOs may be granted under the Plan; or

(C) Extend the duration of the Plan under Section 11 hereof with respect to any ISOs granted hereunder; and

(3) With respect to Options, any amendment which would require shareholder approval pursuant to Treas. Reg. paragraph 1.162-27(e)(4)(vi) or any successor thereto.

Notwithstanding the foregoing, no such suspension, discontinuance or amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder.

(b) Shareholder Approval Requirements. Shareholder approval must meet the following requirements:

(1) The approval of shareholders must be by a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Nevada; and

(2) The approval of shareholders must comply with all applicable provisions of the corporate charter, bylaws, and applicable state law prescribing the method and degree of shareholder approval required for the issuance of corporate stock or options. If the applicable state law does not prescribe a method and degree of shareholder approval in such case, the approval of shareholders must be effected:

(A) By a method and in a degree that would be treated as adequate under applicable state law in the case of an action requiring shareholder approval (i.e., an action on which shareholders would be entitled to vote if the action were taken at a duly held shareholders' meeting); or

(B) By a majority of the votes cast at a duly held shareholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the plan.

SECTION 11 - TERMINATION OF PLAN

Unless earlier terminated as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on April 14, 2009, which date is within ten (10) years after the date the Plan was adopted by the Board (or the date the Plan was approved by the shareholders of the Company, whichever is earlier), and no Options hereunder shall be granted thereafter. Nothing contained in this Section 11, however, shall terminate or affect the continued existence of rights created under Options issued hereunder and outstanding on March 31, 2009 which by their terms extend beyond such date.

SECTION 12 - SHAREHOLDER APPROVAL

This Plan shall become effective on April 15, 1999, provided, however, that if the Plan is not approved by the shareholders in the manner described in Section lO(b), within twelve (12) months before or after said date, the Plan and all Options granted hereunder shall be null and void.

SECTION 13 - MISCELLANEOUS

(a) Governing Law. With respect to any ISOs granted pursuant to the Plan and the Option Agreements thereunder, the Plan, such Option Agreements and any ISOs granted pursuant thereto shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the operation of, and the rights of Key Employees under, the Plan, the Option Agreements and any Options granted thereunder shall be governed by applicable federal law and otherwise by the laws of the State of West Virginia.

(b) Rights. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Option, or any other right hereunder, unless and until the Committee shall have granted such individual an Option, and then his or her rights shall be only such as are provided by the Option Agreement.

Any Option under the Plan shall not entitle the holder thereof to any rights as a shareholder of the Company prior to the exercise of such Option and the issuance of the shares pursuant thereto. Further, notwithstanding any provisions of the Plan or the Option Agreement with a Key Employee, the Company shall have the right, in its discretion, to retire a Key Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever.

(c) Indemnification of Board and Committee. Without limiting any other rights of indemnification which they may have from the Company and any Related Corporation, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf.

(d) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options granted under the Plan shall be used for general corporate purposes. Any cash received in payment for shares upon exercise of an Option to purchase Common Stock shall be added to the general funds of the Company and shall be used for its corporate purposes. Any Common Stock received in payment for shares upon exercise of an Option to purchase Common Stock shall become treasury stock.

(e) No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon a Key Employee to exercise such Option.

SECTION 14 - CHANGE IN CONTROL

All Options shall become fully vested and exercisable, upon a Change in Control of the Company. "Change in Control" shall mean the point in time when any person (as such term is used in Section 13 of the Exchange Act and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under the Exchange Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than 50 percent of the voting power entitled to be cast at elections for directors of the Company.

IN WITNESS WHEREOF, PETROLEUM DEVELOPMENT CORPORATION has caused these presents to be duly executed, under seal, this 15th day of April, 1999.

ATTEST: PETROLEUM DEVELOPMENT CORPORATION [SEAL]

________________________________ By: ___________________________

Roger J. Morgan, Secretary Steven R. Williams, President

Date of Adoption by the Board of Directors: April 15, 1999.

Date of Approval by Shareholders: August 20, 1999.